FOR IMMEDIATE RELEASE	Frankfort Tower Industries, Inc.
P.O. Box 4548
Lafayette, Indiana 47903-4548 USA
(205) 422-9726

FRANKFORT TOWER INDUSTRIES, INC. OBTAINS FAVORABLE ORAL RULING ON DAMAGES IN COURT BATTLE OVER TERMINATION OF ASSET PURCHASE AGREEMENT

Lafayette, IN, June 29, 2007 - Frankfort Tower Industries, Inc., f/k/a ROHN Industries, Inc. (FFTIQ.PK), a former provider of infrastructure equipment to the telecommunications industry, announced today that the Superior Court for the State of Delaware held oral argument on June 28, 2007 on the issue of an award of damages with respect to claims brought by the Company and certain of its subsidiaries as a result of the termination of an asset purchase agreement. At the conclusion of oral argument, the Superior Court for the State of Delaware orally indicated on the record that it intended to find in favor of the Company, and against the defendants, Platinum Equity LLC, a California based private equity firm, and PFrank LLC, a special purpose entity formed by Platinum, on all of the categories of damages alleged by the Company. The Court further orally indicated on the record that it intended to enter an award of damages in favor of the Company of approximately $14,655,000.

The court further orally indicated that it intended to enter an award of prejudgment interest allowed by New York law on the damages award. The Company's position is that interest under governing New York law accrues at 9% simple interest from December 26, 2002, through the date of entry of the judgment. The Company estimates prejudgment interest to be approximately $5,935,000, but this amount has not yet been fixed or agreed to by the Court.

The Court further orally indicated that it may award an additional amount to the Company in respect of one category of damages, but any such award, if made, has not yet been quantified.

This oral ruling of the Superior Court for the State of Delaware does not constitute a final judgment and a final judgment will not be rendered until such time as the Superior Court for the State of Delaware enters a written judgment on the claims. Any written judgment on the claims is subject to appeal by the defendants. Any final damages amount entered by the Delaware Superior Court will be subject to deductions prior to collection by the Company on account of a contingency fee that is payable to the Company's law firm related to the prosecution of the Company's claims (30% of the amount collected by the Company plus costs incurred by such law firm). The Company's collection of any ultimate judgment is subject to the defendants’ solvency and their financial ability and willingness to pay any amounts ultimately determined to be owed by them to the Company, in whole or in part.

As previously reported, the Company and certain of its subsidiaries filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Indiana in September 2003 thereby initiating Case No. 03-17287. Prior to the bankruptcy filing, the Company and certain of its subsidiaries filed a complaint in the Superior Court for the State of Delaware, under Case No. 03C-04-134(SCD), for damages against Platinum Equity LLC, and PFrank LLC. The lawsuit alleged breach of contract and breach of guaranty for termination of an asset purchase agreement relating to a proposed sale of substantially all of the Company’s assets in 2002.

On November 22, 2005, the Superior Court for the State of Delaware found that Platinum had properly terminated the agreement because Platinum subjectively believed in good faith that it would incur a material asbestos-related liability. The Company appealed to the Supreme Court for the State of Delaware, which held that there was no objective basis in law or fact for Platinum's termination of the asset purchase agreement and remanded the matter to the Delaware Superior Court to enter judgment in favor of the Company and to make a determination as to damages. The above-described oral ruling was made by the Superior Court for the State of Delaware during its hearing on such matters as part of the remanded proceeding.

Any proceeds ultimately obtained by the Company as a result of the above-described litigation (net of attorneys fees and costs, as described above) will be applied according to the Chapter 11 Plan of Liquidation previously approved by the Bankruptcy Court.

The Bankruptcy Administrative Officer appointed by the Bankruptcy Court believes that the Delaware Superior Court's oral ruling improves the possibility that there will be sufficient amounts available to satisfy the claims of the Company's creditors and make some distributions to its shareholders, but there can be no assurance that such amounts will be available or that any such distribution will be made.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, particularly under the Bankruptcy Officer's outlook above, and with respect to the expectancies with respect to quantification of the amount of interest that may be awarded by the Court and the possible award of other damages by the Court. When used in this news release, the words “believes,” “anticipates,” “expects,” “plans” and similar expressions are intended to identify forward-looking statements. Although the Company believes that its expectations concerning possible recoveries in the above-described litigation that are reflected in or suggested by such forward-looking statements are reasonable, such forward-looking statements are subject to a number of risks and uncertainties, and the Company can provide no assurances that such expectations will be achieved.

All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements speak only to the respective dates on which such statements are made and the Company does not undertake and specifically declines any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

It is not possible to anticipate and list all risks and uncertainties that my affect the future of the Company's recoveries, if any, in the above-described litigation; however, they include, but are not limited to, the following:

•	the uncertainty concerning the amount and timing of the expected ultimate entry of a written judgment of the Delaware Superior Court concerning damages and interest;
•
the risks and uncertainty that any appeal of any such judgment would create, including the possibility that an appeals court could substantially reduce the dollar amount of any such judgment and the significant time and expense that such an appeal may entail; and

•
the risks and uncertainties, and costs and delays, that may be associated with collection of any such judgment, including but not limited to the solvency of the defendants and their financial ability and willingness to pay any amounts ultimately determined to be owed by them to the Company, in whole or in part.

Contact: For Frankfort Tower Industries, Inc.

Horace Ward, 205-422-9726